EXHIBIT 99.1

Ralph Lauren Reports Better-Than-Expected Second Quarter Fiscal 2013 Results

•	Second Quarter Revenues Were $1.9 billion, Led by Retail Segment Growth

•	Consolidated Comparable Store Sales Increased 5% in Constant Currency in the Second Quarter

•	Second Quarter Operating Income Was $348 million and Operating Income Margin Rose 30 Basis Points to 18.7%

•	Earnings Per Diluted Share Was $2.29 in the Second Quarter

NEW YORK--(BUSINESS WIRE)—November 2, 2012-- Ralph Lauren Corporation (NYSE:RL) today reported net income of $214 million, or $2.29 per diluted share, for the second quarter of Fiscal 2013, compared to net income of $233 million, or $2.46 per diluted share, for the second quarter of Fiscal 2012.  Net income and net income per diluted share for the second quarter of Fiscal 2013 include the net negative impact of an approximate $15 million one-time discrete tax item.

“Our year-to-date results affirm the tremendous resilience of our business,” said Ralph Lauren, Chairman and Chief Executive Officer. “We continue to make excellent progress on our long-term growth objectives as we invest along many dimensions, including new stores and e-commerce platforms and emerging merchandise categories and regions.  Our clarity of vision and purpose has us focused on the most compelling opportunities that we believe will create significant shareholder value over the long term.”

“I am proud of our better-than-expected second quarter and first half results,” said Roger Farah, President and Chief Operating Officer.  “In the context of a more challenging operating environment, and on top of double-digit sales and profit gains in the prior two years, disciplined execution enabled us to strengthen the margin structure of our business once again. While we expect continued margin improvement in the back half of the year, macroeconomic conditions lead us to be incrementally more cautious on near-term customer demand trends worldwide. Notwithstanding these macroeconomic challenges, the desirability of the Ralph Lauren brand is undeniable and we are well positioned for the upcoming Holiday season.”

Second Quarter Fiscal 2013 Income Statement Review

Net Revenues. Net revenues for the second quarter of Fiscal 2013 were $1.9 billion, 2% below the comparable period last year. The decline in net revenues primarily reflects a planned contraction in wholesale shipments that was partially offset by continued retail segment expansion. Excluding the impact of strategic decisions to discontinue American Living and store closures associated with the Company’s Greater China network repositioning efforts, in addition to the net negative impact from foreign currency translation, net revenues increased approximately 3% in the second quarter.

•
Wholesale Sales. Wholesale segment sales of $915 million in the second quarter were 8% below the prior year period, as a proactive reduction in shipments to certain European specialty stores and the net negative impact of foreign currency translation more than offset continued growth in core and emerging merchandise categories in the Americas.  Comparisons with the prior year period were also impacted by the discontinuation of

American Living in Fiscal 2013 and the global launch of Denim & Supply in the prior year period.

•
Retail Sales. Retail sales rose 5% to $901 million from $861 million in the second quarter last year, reflecting growth in comparable store sales and the incremental contribution from new stores and e-commerce operations that was partially offset by store closures associated with the Company’s Greater China network repositioning efforts. Consolidated comparable store sales rose 3% on a reported basis during the second quarter and increased 5% in constant currency.

•
Licensing. Licensing revenues of $47 million in the second quarter were 3% below the prior year period. The decline in licensing revenues is primarily due to the discontinuation of certain American Living and South American licensing arrangements.

Gross Profit. Gross profit for the second quarter of Fiscal 2013 increased 2% to $1.1 billion and gross profit margin improved 220 basis points to 58.8%. The higher gross profit margin was primarily driven by lower input costs, beneficial channel mix and operational discipline.

Operating Expenses. Operating expenses rose 3% in the second quarter to $747 million from $728 million in the second quarter of Fiscal 2012. The growth in operating expenses primarily reflects continued investment in the Company’s long-term strategic growth initiatives; increased marketing and advertising expense during the quarter; and increased retail channel mix compared to the prior year period. Operating expense rate was 40.1%, 190 basis points above the prior year period.

Operating Income. Operating income for the second quarter of Fiscal 2013 was $348 million, 1% below the prior year. Operating margin was 18.7%, 30 basis points greater than the second quarter last year, primarily due to the higher gross profit margin that was partially offset by the higher operating expense rate.

•
Wholesale Operating Income. Wholesale operating income declined 4% in the second quarter of Fiscal 2013 to $233 million from $242 million last year. Wholesale operating margin was 25.5% in the second quarter, 120 basis points stronger than the prior year. The improvement in wholesale operating margin was primarily due to higher gross margins as a result of lower input costs and operational discipline.

•
Retail Operating Income. Retail operating income was $157 million, 8% greater than the $145 million achieved in the second quarter of Fiscal 2012, and retail operating margin was 17.4%, 60 basis points higher than the prior year period. The growth in retail operating income and the expansion in operating margin is a result of comparable store sales growth and disciplined operational management that more than offset continued investment in global e-commerce and the impact of the Company’s Greater China network repositioning efforts.

•	Licensing Operating Income. Licensing operating income declined 2% to $35 million from $36 million in the second quarter of Fiscal 2012, primarily due to lower licensing revenues.

Net Income and Diluted EPS. Net income for the second quarter of Fiscal 2013 was $214 million, 8% below the $233 million achieved last year. Net income per diluted share declined 7% to $2.29 from $2.46 last year.  The decline in net income and diluted EPS results for the second quarter of Fiscal 2013 principally relates to a higher effective tax rate of 38% compared to 33% in the prior year period.  The higher effective tax rate is related to the net negative impact of an approximate $15 million one-time discrete tax item.

Second Quarter Fiscal 2013 Balance Sheet Review
The Company ended the second quarter with $1.1 billion in cash and investments, or $832 million in cash and investments net of debt (“net cash”), compared to $979 million in cash and investments and $606 million in net cash at the end of the second quarter of Fiscal 2012.  The Company had $55 million in capital expenditures in the second quarter, compared to $53 million in the prior year period. The second quarter ended with inventory up 7% to $1.1 billion from $988 million in the second quarter of last year.

Global Retail Store Network
The Company ended the second quarter of Fiscal 2013 with 385 directly operated stores, comprised of 107 Ralph Lauren stores, 58 Club Monaco stores, 206 Polo factory stores and 14 Rugby stores. The Company also operated 488 concession shop locations worldwide at the end of the second quarter. In addition to Company-operated locations, international licensing partners operated 58 Ralph Lauren stores and 29 dedicated concession shops as well as 64 Club Monaco stores and shops at the end of the second quarter.

Rugby
Subsequent to the end of the second quarter, the Company approved a plan to discontinue operations for the Rugby brand in order to focus resources on higher growth, more scalable global opportunities with the core Ralph Lauren brand. As a result, the Company expects to close 14 stores and an e-commerce-enabled website over the balance of Fiscal 2013 and to record associated pretax charges of $20 million - $30 million during the second half of the year. Approximately 75% of the pretax charges is expected to be incurred in the third quarter of Fiscal 2013, with the remainder booked in the fourth quarter.

Fiscal 2013 Outlook
The Company expects consolidated net revenues for Fiscal 2013 to increase by 2%-3%, which compares to its previous expectation for mid-single-digit consolidated net revenue growth. Included in the Fiscal 2013 net revenue expectation is an approximate 400-500 basis point net negative impact associated with strategic decisions regarding certain operations, including store closures associated with the Company’s Greater China network repositioning efforts and the discontinuation of American Living, in addition to unfavorable foreign currency effects. Operating margin from continuing operations for Fiscal 2013 is expected to be approximately 50 basis points above the prior year period as anticipated gross profit margin expansion is largely offset by continued investment in the Company’s long-term growth initiatives and the impact of overall channel mix. The full year Fiscal 2013 sales and operating margin expectations outlined in this press release do not include the anticipated pretax charges related to the closure of the

Rugby brand noted above. The Company continues to estimate the full year Fiscal 2013 tax rate at approximately 33%.

In the third quarter of Fiscal 2013, the Company expects consolidated net revenues to increase by a low-single-digit percentage, as a mid-single-digit increase in retail revenues is partially offset by a low-single-digit decline in wholesale revenues. Included in the third quarter net revenue expectation is an approximate 400 basis point net negative impact from strategic decisions regarding certain operations, including store closures associated with the Company’s Greater China network repositioning efforts and the discontinuation of American Living, in addition to unfavorable foreign currency effects. Operating margin from continuing operations for the third quarter of Fiscal 2013 is expected to be approximately 25-75 basis points above the comparable prior year period, as an anticipated increase in gross profit margin is partially offset by incremental investment to support the Company’s strategic growth objectives and the impact of overall channel mix. The third quarter sales and operating margin expectations outlined in this press release do not include the anticipated pretax charges related to the closure of the Rugby brand noted above. Subsequent to the end of the second quarter, the Company had a favorable resolution of a discrete tax item. As such, the Company currently expects the third quarter tax rate to be approximately 29%.

Conference Call
As previously announced, the Company will host a conference call and live online webcast today, Friday, November 2, 2012, at 9:00 a.m. Eastern. Listeners may access a live broadcast of the conference call on the Company's investor relations website at http://investor.ralphlauren.com or by dialing 719-325-2243. To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Ralph Lauren Second Quarter Fiscal Year 2013 conference call.

An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 1:00 P.M. Eastern, Friday, November 2, 2012 through 1:00 P.M. Eastern, Thursday, November 8, 2012 by dialing 719-457-0820 and entering passcode 5406889.

ABOUT RALPH LAUREN
Ralph Lauren Corporation (NYSE: RL) is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 45 years, Ralph Lauren's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Polo by Ralph Lauren, Ralph Lauren Purple Label, Ralph Lauren Collection, Black Label, Blue Label, Lauren by Ralph Lauren, RRL, RLX, Rugby, Ralph Lauren Childrenswear, Denim & Supply Ralph Lauren, American Living, Chaps and Club Monaco, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

This press release and oral statements made from time to time by representatives of the Company contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings, gross margins, expenses and earnings and are indicated by words or phrases such as “anticipate,” “estimate,” “expect,” “project,” “we believe” and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company's expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results to materially differ include, among others: the loss of key personnel; the impact of global economic conditions and domestic and foreign currency fluctuations on the Company, the global economy and the consumer marketplace; our ability to successfully implement our anticipated growth strategies and to continue to expand or grow our business; changes in our effective tax rates or credit profile and ratings within the financial community; our ability to secure the technology facilities and systems used by the Company and those of third party service providers from, among other things, cybersecurity breaches, acts of vandalism, computer viruses or similar events; changes in the competitive marketplace and in our commercial relationships; risks associated with changes in social, political, economic and other conditions affecting foreign operations or sourcing (including tariffs and trade controls, raw materials prices and labor costs); risks associated with our international operations, such as violations of laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations, including tax laws; risks arising out of litigation or trademark conflicts; our ability to continue to maintain our brand image and reputation; the potential impact on our operations and customers resulting from natural or man-made disasters; and other risk factors identified in the Company’s Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with Generally Accepted Accounting Principles
(in millions)
(Unaudited)

	September 29,	March 31,	October 1,
	2012	2012	2011

ASSETS
Current assets:
Cash and cash equivalents	$543.7	$671.6	$407.7
Short-term investments	469.1	515.7	477.9
Accounts receivable, net of allowances	606.8	547.2	633.5
Inventories	1,060.2	841.6	988.4
Income tax receivable	22.2	17.2	5.9
Deferred tax assets	123.5	125.6	103.6
Prepaid expenses and other	177.5	181.0	156.9

Total current assets	3,003.0	2,899.9	2,773.9

Non-current investments	84.9	99.9	93.8
Property and equipment, net	911.9	884.1	833.5
Deferred tax assets	34.8	39.8	75.5
Goodwill	1,014.0	1,004.0	1,024.5
Intangible assets, net	349.7	359.0	378.6
Other assets	125.2	129.7	148.6

Total assets	$5,523.5	$5,416.4	$5,328.4

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$-	$-	$100.0
Accounts payable	224.4	180.6	190.0
Income tax payable	35.1	71.9	123.1
Accrued expenses and other	698.6	693.7	709.3

Total current liabilities	958.1	946.2	1,122.4

Long-term debt	265.8	274.4	273.7
Non-current liability for unrecognized tax benefits	186.5	168.0	160.2
Other non-current liabilities	376.7	375.3	388.2

Total liabilities	1,787.1	1,763.9	1,944.5

Equity:
Common stock	1.2	1.2	1.2
Additional paid-in-capital	1,719.6	1,624.0	1,529.4
Retained earnings	4,376.5	4,042.4	3,816.0
Treasury stock, Class A, at cost	(2,558.4)	(2,211.7)	(2,210.1)
Accumulated other comprehensive income	197.5	196.6	247.4

Total equity	3,736.4	3,652.5	3,383.9

Total liabilities and equity	$5,523.5	$5,416.4	$5,328.4

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Three Months Ended
	September 29,	October 1,
	2012	2011

Wholesale Net Sales	$914.5	$995.5
Retail Net Sales	900.9	861.3

Net Sales	1,815.4	1,856.8

Licensing Revenue	46.6	47.8

Net Revenues	1,862.0	1,904.6

Cost of Goods Sold (a)	(766.7)	(826.0)

Gross Profit	1,095.3	1,078.6

Selling, General & Administrative Expenses (a)	(740.2)	(720.3)
Amortization of Intangible Assets	(6.8)	(7.5)
Total Operating Expenses	(747.0)	(727.8)

Operating Income	348.3	350.8

Foreign Currency Gains (Losses)	(0.5)	1.8

Interest Expense	(5.4)	(6.4)

Interest and Other Income, Net	1.3	2.4

Equity in Income (Loss) of Equity-Method Investees	(1.5)	(1.1)

Income Before Provision for Income Taxes	342.2	347.5

Provision for Income Taxes	(128.5)	(114.0)

Net Income Attributable to RLC	$213.7	$233.5

Net Income Per Share - Basic	$2.34	$2.53

Net Income Per Share - Diluted	$2.29	$2.46

Weighted Average Shares Outstanding - Basic	91.3	92.2

Weighted Average Shares Outstanding - Diluted	93.4	94.9

Dividends declared per share	$0.40	$0.20

(a) Includes total depreciation expense of:	$(50.5)	$(48.5)

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Six Months Ended
	September 29,	October 1,
	2012	2011

Wholesale Net Sales	$1,608.6	$1,668.5
Retail Net Sales	1,758.2	1,674.8

Net Sales	3,366.8	3,343.3

Licensing Revenue	88.6	87.7

Net Revenues	3,455.4	3,431.0

Cost of Goods Sold (a)	(1,368.0)	(1,390.9)

Gross Profit	2,087.4	2,040.1

Selling, General & Administrative Expenses (a)	(1,433.6)	(1,392.6)
Amortization of Intangible Assets	(13.5)	(14.6)
Total Operating Expenses	(1,447.1)	(1,407.2)

Operating Income	640.3	632.9

Foreign Currency Gains (Losses)	(3.1)	(2.0)

Interest Expense	(10.9)	(12.5)

Interest and Other Income, Net	2.6	6.6

Equity in Income (Loss) of Equity-Method Investees	(2.8)	(3.0)

Income Before Provision for Income Taxes	626.1	622.0

Provision for Income Taxes	(219.0)	(204.4)

Net Income Attributable to RLC	$407.1	$417.6

Net Income Per Share - Basic	$4.44	$4.49

Net Income Per Share - Diluted	$4.32	$4.35

Weighted Average Shares Outstanding - Basic	91.7	93.1

Weighted Average Shares Outstanding - Diluted	94.2	95.9

Dividends declared per share	$0.80	$0.40

(a) Includes total depreciation expense of:	$(99.9)	$(96.8)

RALPH LAUREN CORPORATION
OTHER INFORMATION
(in millions)
(Unaudited)

SEGMENT INFORMATION
Net revenues and operating income for the periods ended September 29, 2012 and October 1, 2011 for each segment were as follows:

	Three Months Ended		Six Months Ended
	September 29,	October 1,	September 29,	October 1,
	2012	2011	2012	2011

Net revenues:
Wholesale	$914.5	$995.5	$1,608.6	$1,668.5
Retail	900.9	861.3	1,758.2	1,674.8
Licensing	46.6	47.8	88.6	87.7
Total Net Revenues	$1,862.0	$1,904.6	$3,455.4	$3,431.0

Operating Income (Loss):
Wholesale	$232.8	$241.9	$386.4	$391.3
Retail	156.7	144.8	336.0	317.0
Licensing	34.9	35.5	64.3	63.3
	424.4	422.2	786.7	771.6
Less:
Unallocated Corporate Expenses	(76.1)	(71.4)	(146.4)	(138.7)
Total Operating Income	$348.3	$350.8	$640.3	$632.9

RALPH LAUREN CORPORATION
Constant Currency Financial Measures
(in millions)
(Unaudited)

Same - Store Sales Data

	Three Months Ended September 29, 2012 % Change		Six Months Ended September 29, 2012 % Change
	As Reported	Constant Currency	As Reported	Constant Currency
Total Ralph Lauren	3%	5%	2%	4%

Operating Segment Data

	Three Months Ended		% Change
	September 29, 2012	October 1, 2011	As Reported	Constant Currency
Wholesale Net Sales	$914.5	$995.5	(8.1%)	(5.3%)
Retail Net Sales	900.9	861.3	4.6%	6.8%
Net Sales	1,815.4	1,856.8	(2.2%)	0.3%
Licensing Revenue	46.6	47.8	(2.5%)	(2.3%)
Net Revenue	$1,862.0	$1,904.6	(2.2%)	0.2%

	Six Months Ended		% Change
	September 29, 2012	October 1, 2011	As Reported	Constant Currency
Wholesale Net Sales	$1,608.6	$1,668.5	(3.6%)	(1.0%)
Retail Net Sales	1,758.2	1,674.8	5.0%	7.0%
Net Sales	3,366.8	3,343.3	0.7%	3.0%
Licensing Revenue	88.6	87.7	1.0%	1.1%
Net Revenue	$3,455.4	$3,431.0	0.7%	3.0%

Ralph Lauren is a global company that reports its financial information in U.S. dollars, in accordance with U.S. GAAP (“GAAP”). Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars because the underlying currencies in which the Company transacts change in value over time compared to the U.S. dollar. These rate fluctuations can have a significant effect on reported operating results. As a supplement to its reported operating results, the Company presents constant currency financial information, which is a non-GAAP financial measure. The Company uses constant currency information to provide a framework to assess how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. The Company believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in its businesses. These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company's operating performance measures calculated in accordance with GAAP.

SOURCE: Ralph Lauren Corporation
Investor Relations
James Hurley, 212-813-7862
or
Corporate Communications
Julie Berman, 212-583-2262